Filed pursuant to Rule 433
Registration Nos. 333-185337
and 333-185337-01

Free Writing Prospectus
Dated February 13, 2013

NEW ISSUE ABS: ~$1.25BN CNH 2013-A *PXD FULL DETAILS*

JOINT-LEAD MANAGERS: RBS (struc), Barc, Soc Gen

CO-MANAGERS        : BANCA IMI, BNP, BAML

CL	$SIZE-MM	WAL	SP/F	P.WIN	E.FIN	L.FIN	BNCH	SPD	YLD%	CPN%	$PX
A1	256.800	0.45	A1+/F1+	1-10	12/13	03/14	YLD		.230	.23	100.00000
A2	380.800	1.19	AAA/AAA	10-22	12/14	07/16	EDSF	+ 10.448		.44	99.99099
A3	398.000	2.48	AAA/AAA	22-42	08/16	06/18	IS	+ 19.691		.69	99.99998
A4	188.506	3.91	AAA/AAA	42-48	02/17	02/20	IS	+ 24	1.013	1.01	99.99668
B	28.176	3.98	A+/A	48-48	02/17	08/20	IS	+ 58	1.369	1.36	99.98020

EXPECTED SETTLE   : 02/21/2013

FIRST PMT DATE    : 03/15/2013

PRICING SPEED     : 20% CPR to 10% CLEANUP CALL

REGISTRATION      : PUBLIC (SEC REGISTERED)

ERISA ELIGIBLE    : YES

MIN DENOMS        : 1k x 1

BLOOMBERG TICKER  : CNH 2013-A

INTEXNET DEALNAME : rbscnheq_2013-a_mkt

INTEXNET PSWD     : 4VKJ

IMPORTANT NOTICE

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com